EXHIBIT 1

JOINT FILING AGREEMENT

Dated as of February 24, 2016

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of the undersigned of the Amendment No. 3, and any subsequent amendments thereto, to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date first written above.

ADOLPH COORS COMPANY LLC

By:	/s/ Peter H. Coors
Peter H. Coors, Co-Chairman

ADOLPH COORS JR. TRUST

By:	Adolph Coors Company LLC, as Trustee

	By:	/s/ Peter H. Coors
Peter H. Coors, Co-Chairman